Ex. 10.3

AMENDMENT NO. 1 TO INDEPENDENT DIRECTOR’S CONTRACT

THIS Amendment No. 1 to Independent Director’s Contract (this “Amendment”) is made as of December 29, 2008  by and between Puda Coal, Inc., a Florida corporation (the “Company”), and C. Mark Tang (the “Director”), who are signatories to the Independent Director’s Contract dated October 9, 2007 (the “Agreement”).

RECITALS

WHEREAS, the Company and the Director wish to amend the Agreement to adjust the compensation of the Director pursuant to paragraph 3 of the Agreement and in consideration of the Director’s continued services as an independent director of the Company;

NOW, THEREFORE, in consideration for the foregoing, the mutual promises contained herein and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the Company and the Director hereby agree as follows:

1.             Amendment to the Agreement.  Paragraph 3 of the Agreement is hereby amended and restated in its entirety to read as follows:

“3.           COMPENSATION. For all services to be rendered by the Director in any capacity hereunder, the Company agrees to pay the Director an annual fee of (i) $25,000 in cash and (ii) $15,000 worth of shares of common stock of the Company, calculated based on the closing sale price of the Company’s common stock as quoted by OTCBB on October 9, 2008 (the “Grant Date”) and each anniversary date of the Grant Date thereafter. The initial fee should be 50% of the annual fee, which is considered earned when paid and is nonrefundable. The initial payment for the services of the Director for services rendered is due upon execution of this Agreement; thereafter, payment of 50% of the annual fee shall be due on or before the first date of each six succeeding months after the Grant Date. Such fee may be adjusted from time to time as agreed by the parties.  The stock grants under this Agreement shall be subject to the Company’s equity incentive plan then in effect.”

2.             General.  Except for the amendments effected by this Amendment, which shall become effective as of the date hereof, the terms and provisions of the Agreement shall remain unchanged and in full force and effect.  To avoid any confusion, this Amendment has no retroactive effect.  This Amendment together with the Agreement constitute the full and entire understanding and agreement between the parties with regard to the subjects related to the Director’s services as a director of the Company.  This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and signed as of the day and year first above written.

PUDA COAL, INC. a Florida corporation

By:	/s/ Liping Zhu
Liping Zhu President and Chief Executive Officer

DIRECTOR

By:	/s/ C. Mark Tang
C. Mark Tang